EXHIBIT 99.1

               FOR IMMEDIATE RELEASE       CONTACT: David Ringler
                                           Investor Relations/
                                           Corporate Communications
                                           Lam Research Corporation
                                           4650 Cushing Parkway
                                           Fremont, California 94538
                                           Tel (510) 572-6848
                                           Fax (510) 572-6454
                                           email david.ringler@lamrc.com

                            LAM RESEARCH CORPORATION ADOPTS
                                SHAREHOLDER RIGHTS PLAN

                         Fremont, California, January 24, 1997 - Lam
               Research Corporation (Nasdaq: LRCX) today announced that its Board of Directors had adopted a Shareholder Rights Plan in which rights will be distributed as a dividend at the rate of one right for each share of common stock, par value $.001 per share, of the Company held by stockhold-ers of record as of the close of business on January 31, 1997. In connection with the adoption of the Shareholder Rights Plan, the Board of Directors also adopted a number of amendments to the Company's bylaws, including amend-ments requiring advance notice of stockholder nominations of directors, stockholder proposals, actions by written consent by stockholders and a stockholder's intention to cumulate votes. The bylaw amendments also eliminate the right of stockholders to call special meetings of stock-holders.

                         The Rights Plan is intended to protect stock-
               holders by deterring coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's stockholders. The Rights will expire on January 31, 2007. The bylaw amendments are intended to provide advance notice of stockholder initiatives so that the Board of Directors, as well as all stockholders of the Company, can evaluate such ini-tiatives with the benefit of full disclosure of informa-tion and in an orderly manner.

                         Under the Rights Plan, each right initially
               will entitle stockholders to buy one unit of a share of preferred stock for $250. The rights will be exercisable only if a person or group (other than stockholders cur-rently owning 15 percent of the Company's common stock) acquires beneficial ownership of 15 percent or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of the Company's common stock.

                         If any person becomes the beneficial owner of
               15 percent or more of the Company's common stock, other than pursuant to a tender or exchange offer for all outstanding shares of the Company approved by a majority of the independent directors not affiliated with such person, then each right not owned by such person or related parties will entitle its holder to purchase, at the right's then current exercise price, shares of the Company's common stock (or, in certain circumstances as determined by the Board, cash, other property or other securities) having a value of twice the right's then current exercise price. In addition, if after any person has become a 15 percent stockholder, the Company is involved in a merger or other business combination trans-action with another person in which the Company does not survive or in which its common stock is changed or ex-changed, or if the Company sells 50 percent or more of its assets or earning power to another person, each right will entitle its holder to purchase, at the right's then current exercise price, shares of common stock of such other person having a value of twice the right's then current exercise price.

                         The Company will generally be entitled to
               redeem the Rights at $.001 per Right at any time until 10 business days (subject to extension) following a public announcement that a 15 percent position has been ac-quired.

                         Details of the Shareholder Rights Plan are
               outlined in a letter to be mailed to all stockholders of the Company.

                         Safe Harbor Statement Under the Private Securi-
               ties Litigation Act of 1995: This press release contains certain forward-looking statements, including those relating to distribution of dividends and operation of the Shareholder Rights Plan, that are subject to various risks and uncertainties that could cause results to differ materially. These risks include the risk that future action or inaction by the Board with respect to the Shareholder Rights Plan, including any future deci-sion relating to redemption of the Rights or amendment of the terms of the Rights, could become the subject of litigation and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-Q for the quarter ended September 30, 1996. The Company assumes no obligation to update the information in this release.

                         Lam Research Corporation is a leading supplier
               of wafer processing equipment to the worldwide semicon-ductor industry. The Company's broad product offerings are focused on etch and deposition, two of the most vital steps in the fabrication of current and future integrated circuits. Founded in 1980, Lam is headquartered in Fremont and maintains customer support centers throughout the United States, Europe, Japan and the Asia/Pacific region to support its global customer base. The Company's common stock trades on the Nasdaq National Market under the symbol LRCX. Lam's World Wide Web address is http://www.lamrc.com.